Exhibit (a)(4)

Washington Real Estate Investment Trust

Offer To Purchase for Cash

Any and All of Our Outstanding 3 7/8% Convertible Senior Notes due 2026

CUSIP No. 939653 AJ0 and CUSIP No. 939653 AK7

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 22, 2010, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY US, WHICH DATE AND TIME, AS MAY BE EXTENDED BY US, WE REFER TO HEREIN AS THE “EXPIRATION TIME”. NOTES TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME AT OR PRIOR TO THE EXPIRATION TIME.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed for your consideration an Offer to Purchase for Cash, dated September 23, 2010 (as the same may be amended from time to time, the “Offer to Purchase”), and a form of Letter of Transmittal (the “Letter of Transmittal”) relating to the offer by Washington Real Estate Investment Trust (the “Company”), to purchase for cash all of its outstanding 3 7/8% Convertible Senior Notes due 2026 (the “Notes”), from each holder thereof (each a “Holder,” and collectively the “Holders”). Upon the terms and conditions of the Offer to Purchase (the “Offer”), Holders who validly tender and do not validly withdraw their Notes prior to the Expiration Time, will receive, for each $1,000 principal amount of such Notes, a fixed cash amount of $1,027.50 (the “Consideration”). In addition, Holders will receive in respect of their Notes that are accepted for purchase, accrued and unpaid interest on such Notes, up to, but not including, the settlement date of the Offer (the “Accrued Interest”). All amounts payable pursuant to the Offer will be rounded to the nearest cent.

The Notes are obligations of the Company. Any Notes that are purchased by the Company pursuant to the Offer will be promptly delivered to the Trustee for cancellation and shall cease to be outstanding. Any Notes that remain outstanding after consummation of the Offer will continue to be obligations of the Company and will continue to accrue interest and have the benefits of the Indenture, including the right of the Holders to convert their Notes into cash and shares of the common stock of the Company under certain circumstances as described in the Indenture.

Holders that validly tender and do not properly withdraw their Notes in the Offer will no longer have conversion rights, unless the Company fails to purchase such Notes pursuant to the Offer.

We are asking you to contact your clients for whom you hold Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Notes registered in their own name. You will be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay all transfer taxes, if any, applicable to the tender of Notes to it or its order, except as otherwise provided in the Offer to Purchase or the Letter of Transmittal.

Enclosed is a copy of each of the following documents:

1.	The Offer to Purchase.

2.	The Letter of Transmittal for your use in connection with the tender of Notes and for the information of your clients.

3.	A form of letter that may be sent to your clients for whose accounts you hold Notes registered in your name or the name of your nominee with space provided for obtaining the clients’ instructions with regard to the Offer.

Note that because the Company is required to withhold a portion of the Consideration from certain Non-U.S. Holders (as defined in the Offer to Purchase) pursuant to the provisions of the Code enacted as part of the Foreign Investment in Real Property Tax Act, EACH TENDERING BENEFICIAL OWNER OF NOTES THAT IS A U.S. HOLDER MUST PROVIDE A PROPERLY COMPLETED AND DULY EXECUTED CERTIFICATION OF NON-FOREIGN STATUS, as described in, and attached to, the Letter of Transmittal and letter to clients. Failure to provide the form with respect to a tendering beneficial owner, properly completed and duly executed by such tendering beneficial owner, will result in the Depositary withholding 10% of the Consideration with respect to such tendering beneficial owner from such Holder and remitting such amount to the Internal Revenue Service, as more fully described in the Offer to Purchase.

HOLDERS ARE URGED TO REVIEW THE OFFER TO PURCHASE AND THE DOCUMENTS INCORPORATED BY REFERENCE THEREIN CAREFULLY AND CONSULT WITH THEIR OWN FINANCIAL ADVISORS BEFORE DECIDING WHETHER TO TENDER THEIR NOTES IN THE OFFER.

Your prompt action is requested. The Offer will expire at the Expiration Time, which is 12:00 midnight, New York City time, on October 22, 2010, unless extended or earlier terminated by us. Notes tendered pursuant to the Offer may be withdrawn, subject to the procedures described in the Offer to Purchase.

Global Bondholder Services Corporation is the depositary and the information agent for the Offer.

To tender Notes in the Offer, confirmation of a book-entry transfer of Notes into the depositary’s account at The Depository Trust Company and a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile or email transmission thereof with telephone confirmation), together with any other required documents, or receipt of an Agent’s Message (as defined in the Offer to Purchase), must be received by the depositary as indicated in the Offer to Purchase.

The Company will not pay any fee or commissions to any broker, dealer or other person (other than the depositary and the information agent as described in the Offer to Purchase) in connection with the Offer. The Company will reimburse you for reasonable out-of-pocket mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any transfer tax payable with respect to the transfer of Notes to it except as otherwise provided in Instruction 5 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent, at the address set forth on the back cover of the Offer to Purchase.

Very truly yours,

WASHINGTON REAL ESTATE INVESTMENT TRUST

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY, THE TRUSTEE, THE DEPOSITARY OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.